UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2020

STONEMOR INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39172	80-0103152
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

3600 Horizon Boulevard Trevose, Pennsylvania	19053
(Address of principal executive offices)	(Zip Code)

(215) 826-2800

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	STON	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement

On May 27 2020, StoneMor Inc. (the “Company”) entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) with Axar Capital Management, LP (“Axar”), the accounts managed by Axar set forth on Schedule B thereto and one or more accounts managed by Axar to be designated by it (collectively, the “Purchasers”) pursuant to which the Company agreed to sell an aggregate of 23,287,672 shares of its Common Stock, par value $0.01 per share (the “Common Shares”) to the Purchasers at a price of $0.73 per share, an aggregate of $17.0 million. As previously reported, on April 1, 2020, the Company and Axar had entered into a letter agreement (the “Axar Commitment”) pursuant to which (a) Axar agreed to purchase 176 shares of the Company’s Series A Preferred Stock (the “Preferred Shares”) for an aggregate purchase price of $8.8 million, (b) the Company agreed to conduct a rights offering pursuant which it would distribute purchase rights to its stockholders which would represent the right to purchase shares of common stock at a price equal to $0.73 per share and with aggregate gross proceeds of not less than $17.0 million, (c) Axar agreed to exercise its pro rata share of such rights in full (the “Basic Rights”) and to tender the Preferred Shares in payment of the subscription price therefor and (d) Axar further agreed to purchase for cash such additional shares of common stock offered in the Rights Offering for which stockholders other than Axar did not exercise their subscription rights, including any oversubscription rights, provided that Axar would not be obligated to purchase more than 23,287,672 shares of common stock. Because the Company’s common stock has been trading at a price less than the $0.73 subscription price, the Company’s Board of Directors determined and Axar agreed in the Purchase Agreement to amend the Axar Commitment to provide for a direct purchase of the 23,287,672 shares of common stock and avoid the expense of proceeding with the Rights Offering while obtaining the same per share and aggregate purchase price contemplated by the Axar Commitment. The $17.0 million purchase price will be paid by delivering the Preferred Shares purchased on April 3, 2020 and paying an additional cash purchase price of $8.2 million. The Company expects the transactions contemplated by the Purchase Agreement to close in June 2020.

The foregoing description of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Purchase Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated herein by reference

Item 7.01	Regulation FD Disclosure.

On May 27, 2020, the Company issued a press release announcing that it had received an unsolicited proposal letter (the “Proposal”), dated May 24, 2020, from Axar proposing to acquire all of the outstanding shares of common stock of the Company not owned by Axar or its affiliates in a “going-private” transaction for $0.67 per share in cash, subject to certain conditions. The press release also discussed the execution of the Purchase Agreement described in Item 1.01 hereof. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1 incorporated by reference herein, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), except as otherwise expressly stated in such filing.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

10.1	Common Stock Purchase Agreement dated May 27, 2020 by and among StoneMor Inc., Axar Capital Management, LP and the accounts set forth or to be set forth on Schedule A or Schedule B thereto.

99.1	Press Release dated May 27, 2020. *

*	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 27, 2020	STONEMOR INC.

	By:	/s/ Austin K. So
Austin K. So
Senior Vice President, Chief Legal Officer and Secretary

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